Exhibit 99
     Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, May 4, 2017

Titan International, Inc. Reports First Quarter 2017 Net Sales of $357.5 Million,
Up 11 Percent YOY After Eighteen Quarters of YOY Declines

•	Net sales for the quarter increased 11 percent year-over-year

•	Gross profit for the quarter increased 40 percent year-over-year

•	Net loss applicable to common shareholders for the quarter was 41 percent favorable year-over-year

•	EPS for the quarter of $(0.18) was 45 percent favorable year-over-year

•	Cash, cash equivalents, and certificates of deposit ended the first quarter at $181.2 million

QUINCY, ILLINOIS, May 4, 2017 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2017.

Net sales for the first quarter of 2017 were $357.5 million, an increase of 11 percent when compared to $321.8 million in the first quarter of 2016. Net loss applicable to common shareholders for the first quarter of 2017 was $10.5 million, a 41 percent improvement versus the first quarter of 2016.

Paul Reitz, President and Chief Executive Officer, commented, "After eighteen consecutive quarters with year-over-year decreases in net sales, adjusted for acquisitions, it’s great to report a solid performance in the first quarter by delivering 11 percent top line growth over the same period last year. On a sequential quarter-over-quarter basis, we grew net sales over 16 percent. We are encouraged by these early signs of growth and cautiously optimistic about the future quarters of this fiscal year. While we experienced top line growth in net sales, we also improved our year-over-year gross profit and gross margin. Our gross margin increased 230 basis points to 11.1 percent of net sales thanks to our Business Improvement Framework. Extended downturns always present numerous challenges and the Titan team has done a good job weathering the storm. Through our consistent efforts, we were able to accomplish the noted increases this quarter. A gross profit increase of $11 million this quarter compared to first quarter 2016 was good, especially considering some notable events that adversely impacted our recent performance.

"In recent months both natural and synthetic rubber prices have increased by more than 40 percent, while these increases over the past year have been as high as 50 to 60 percent. We follow a disciplined approach to our raw material supply chain that includes the use of forward contracts, volume commitments, and spot buys. In North America, we have contracts with OEMs that typically reprice twice a year based on fluctuations in raw material costs. The bottom line is we are negatively impacted when raw material costs increase as fast as they did recently. During the first quarter, the impact to our gross profit from escalating raw material costs was approximately $9 million. The good news is that prices of raw materials are now starting to stabilize at lower levels.

"Another notable item that adversely impacted our performance was that our selling, general and administrative (SG&A) expenses were up $6.3 million over the same period last year primarily due to one-time legal and professional fees. We remain committed to keeping these expenses flat year-over-year and are encouraged by the progress made in the first quarter on identifying major future reductions in SG&A by our 'profit leak' committee that we discussed on our fourth quarter conference call.

"In April, the U.S. Department of Commerce (DOC) announced stiff new anti-dumping and countervailing duties against Off-the-Road (OTR) tires from China for the 2014-2015 time period.  The identified levels of subsidization have increased dramatically since they were last analyzed by the DOC.  Anti-dumping duties for tires imported from China were 33 percent against ten Chinese tire producers and 105 percent for all others with countervailing duties that ranged from 34 percent to 46 percent.  As a result of the increase, U.S. importers of these tires will be receiving a bill for additional duties owed plus interest from the date of entry.  We are pleased that that DOC is taking a strong approach toward these companies.  We will continue to work with the DOC to ensure that any and all subsidization and dumping by Chinese producers is met by appropriate duty levels.

"I'm pleased to announce that Titan has reached tentative agreements with the United Steelworkers Union (USW) representing our three North America tire plants in Des Moines, Iowa, Bryan, Ohio, and Freeport, Illinois. Each agreement will be submitted to the USW’s membership for a vote in the coming weeks. The current agreements expired in November 2016, with our plants continuing to operate under the terms of the expired agreements as both parties worked through the negotiation process.

"Titan has a longstanding, good relationship with the USW, as evidenced over the past couple of years when we worked closely together to present cases to the International Trade Commission (ITC) regarding OTR tires from China, India, and Sri Lanka. Their support in these cases was greatly appreciated and instrumental in the successful determinations from the ITC. For more than 20 years, we’ve viewed the USW and its members as an integral part of the Titan team and we appreciate their hard work in building quality tires day-in and day-out at our North American tire plants."

Summary of Operations

Net sales for the first quarter ending March 31, 2017, were $357.5 million, up 11 percent from $321.8 million in the prior year period. Overall sales volume was up 4 percent, driven by higher volumes in both the agriculture and consumer segments, offset by slightly lower volume in earthmoving/construction. Favorable currency translation increased sales by 4 percent and a favorable change in price mix contributed another 3 percent of increased sales.

Gross profit for the first quarter ended March 31, 2017, was $39.7 million, up 40 percent from $28.3 million in the prior year period. Gross margin was 11.1 percent of net sales for the latest quarter, compared with 8.8 percent in the prior year period. The increase in the gross profit percentage was primarily related to the Business Improvement Framework initiatives that focus on lowering costs and increasing efficiencies.

Selling, general and administrative expenses for the first quarter of 2017 were $41.3 million, 18 percent higher than the $35.1 million in the prior year period. As a percentage of net sales, SG&A was 11.6 percent, compared to 10.9 percent for the prior year period. The increase in SG&A expenses was primarily due to non-recurring legal and professional fees, as well as the anti-dumping and countervailing duties litigation which had a positive outcome during the quarter.

For the first quarter of 2017, research and development (R&D) expenses of $2.8 million, or 0.8 percent of net sales, and royalty expense of $2.6 million, or 0.7 percent of net sales, remained flat as a percentage of net sales compared to the prior year period.

Loss from operations for the first quarter of 2017 was $7.1 million, or 2.0 percent of net sales, compared to a loss of $11.5 million, or 3.6 percent of net sales, for the first quarter of 2016, an improvement of 39 percent.

For the first quarter of 2017, interest expense was $7.7 million versus $8.5 million in the prior year period. Foreign exchange gain was $4.5 million in the first quarter of 2017 versus $4.8 million in 2016. Other income was $3.1 million in the first quarter of 2017 versus $3.9 million in 2016.

The provision for income taxes was $3.4 million for the first quarter of 2017, compared to $1.0 million in the prior year period. As a result, the first quarter net loss applicable to common shareholders was $10.5 million, equal to $(0.18) per basic and diluted share, compared to a loss of $18.0 million, equal to $(0.33) per basic and diluted share, in the prior year period.

EBITDA was $15.0 million for the first quarter of 2017 versus $12.4 million in the prior year period, a 21 percent increase. The company utilizes EBITDA as a means to measure its operating performance. A reconciliation of net loss to EBITDA, a non-GAAP measure, can be found at the end of this release.

Financial Condition

Net cash used by operations for the three months ending March 31, 2017, was $14.5 million, compared to net cash provided by operations of $2.3 million for the prior year period. Capital expenditures were $8.4 million for the first quarter of 2017 versus $7.1 million for the prior year period.

Principal and dividend payments of $10.5 million were paid during the quarter. The company ended the first quarter of 2017 with total cash, cash equivalents, and certificates of deposit of $181.2 million. Long-term debit for the quarter was $409.7 million, compared to $408.8 million at December 31, 2016. Short-term debt was $46.2 million at March 31, 2017, versus $97.4 million at December 31, 2016. Net debt (total debt less cash, cash equivalents, and certificates of deposit) was $274.8 million at March 31, 2017, versus $308.3 million at December 31, 2016.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 4, 2017, at 9 a.m. Eastern Time.

Investors, securities analysts, members of the media, and other interested persons can access the real-time, listen-only teleconference and webcast on our website at www.titan-intl.com within the “Investor Relations” page under the “Webcasts & Events” section (http://titan-intl.investorroom.com/webcasts). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

In order to participate in the real-time teleconference with the ability to ask questions, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

A webcast replay of the teleconference will be available on our website (http://titan-intl.investorroom.com/webcasts) soon after the live event. There is no charge to access the webcast replay. A telephone replay of the call will not be available. The transcript from the teleconference will be made available on our website (http://titan-intl.investorroom.com/webcasts) following the live event.

Safe Harbor Statement
This press release contains forward-looking statements, which statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, risks detailed in Titan International, Inc.’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2017	2016

Net sales	$357,501	$321,794
Cost of sales	317,772	293,497
Gross profit	39,729	28,297
Selling, general and administrative expenses	41,338	35,062
Research and development expenses	2,843	2,479
Royalty expense	2,609	2,294
Loss from operations	(7,061)	(11,538)
Interest expense	(7,721)	(8,512)
Foreign exchange gain	4,490	4,823
Other income	3,149	3,905
Loss before income taxes	(7,143)	(11,322)
Provision for income taxes	3,442	1,004
Net loss	(10,585)	(12,326)
Net income attributable to noncontrolling interests	868	417
Net loss attributable to Titan	(11,453)	(12,743)
Redemption value adjustment	941	(5,208)
Net loss applicable to common shareholders	$(10,512)	$(17,951)

Earnings per common share:
Basic	$(.18)	$(.33)
Diluted	$(.18)	$(.33)
Average common shares and equivalents outstanding:
Basic	58,572	53,854
Diluted	58,572	53,854

Dividends declared per common share:	$.005	$.005

Segment Information (Unaudited)

	Three months ended
	March 31,
	2017	2016
Revenues from external customers
Agricultural	$180,516	$152,825
Earthmoving/construction	135,619	131,704
Consumer	41,366	37,265
	$357,501	$321,794

Titan International, Inc.
Consolidated Condensed Balance Sheets
Amounts in thousands

	March 31, 2017	December 31, 2016

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$131,158	$147,827
Certificates of deposit	50,000	50,000
Accounts receivable, net	232,244	179,384
Inventories	292,401	272,236
Prepaid and other current assets	78,291	79,734
Total current assets	784,094	729,181
Property, plant and equipment, net	439,333	437,201
Deferred income taxes	6,758	4,663
Other assets	96,048	94,851
Total assets	$1,326,233	$1,265,896

Liabilities
Current liabilities
Short-term debt	$46,244	$97,412
Accounts payable	186,163	148,255
Other current liabilities	129,281	120,437
Total current liabilities	361,688	366,104
Long-term debt	409,706	408,760
Deferred income taxes	16,362	13,183
Other long-term liabilities	81,225	80,161
Total liabilities	868,981	868,208

Redeemable noncontrolling interest	106,825	104,809

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued, 59,643,711 outstanding)	—	—
Additional paid-in capital	538,707	479,075
Retained earnings	5,463	17,214
Treasury stock (at cost, 1,071,645 and 1,083,212 shares, respectively)	(10,015)	(10,119)
Stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(178,441)	(188,278)
Total Titan shareholders’ equity	354,639	296,817
Noncontrolling interests	(4,212)	(3,938)
Total equity	350,427	292,879
Total liabilities and equity	$1,326,233	$1,265,896

Titan International, Inc.
Consolidated Condensed Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended
	March 31,
Cash flows from operating activities:	2017	2016
Net loss	$(10,585)	$(12,326)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	14,466	15,249
Deferred income tax provision (benefit)	715	(278)
Stock-based compensation	204	370
Issuance of treasury stock under 401(k) plan	131	136
Foreign currency translation loss	(1,342)	(4,000)
(Increase) decrease in assets:
Accounts receivable	(48,180)	(32,150)
Inventories	(14,547)	15,610
Prepaid and other current assets	2,641	3,335
Other assets	(251)	(1,119)
Increase (decrease) in liabilities:
Accounts payable	34,313	9,747
Other current liabilities	7,425	7,796
Other liabilities	471	(37)
Net cash provided by (used for) operating activities	(14,539)	2,333
Cash flows from investing activities:
Capital expenditures	(8,389)	(7,149)
Other	574	771
Net cash used for investing activities	(7,815)	(6,378)
Cash flows from financing activities:
Proceeds from borrowings	14,635	110
Payment on debt	(10,216)	(7,288)
Dividends paid	(271)	(270)
Net cash provided by (used for) financing activities	4,148	(7,448)
Effect of exchange rate changes on cash	1,537	2,402
Net decrease in cash and cash equivalents	(16,669)	(9,091)
Cash and cash equivalents, beginning of period	147,827	200,188
Cash and cash equivalents, end of period (1)	$131,158	$191,097

Supplemental information:
Interest paid	$2,458	$2,179
Income taxes paid, net of refunds received	$648	$1,137
Noncash investing and financing information:
Issuance of common stock for convertible debt payment	$58,460	$—

(1)Total cash, cash equivalents, and certificates of deposit were $181.2 million as of March 31, 2017.

Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides a quantitative reconciliation between EBITDA, a non-GAAP financial measure, and net loss, the most directly comparable financial measure calculated and reported in accordance with GAAP.

We present EBITDA as we believe that it assists investors with analyzing our business results, as well as with predicting future performance. In addition, management reviews EBITDA in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of this non‑GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider this measure in isolation or as a substitute for our results reported under GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, EBITDA may be calculated differently than non-GAAP financial measures reported by other companies, limiting its usefulness as a comparative measure. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of net loss to EBITDA, a non-GAAP measure, for each of the three month periods ended March 31, 2017 and 2016.

	Three months ended
	March 31,
	2017	2016

Net loss	$(10,585)	$(12,326)
Adjustments:
Provision for income taxes	3,442	1,004
Interest expense	7,721	8,512
Depreciation and amortization	14,466	15,249
EBITDA	$15,044	$12,439